Exhibit 99.1

NanoVibronix Announces Pricing of $2.0 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

TYLER, TX – September 16, 2025 – NanoVibronix, Inc. (NASDAQ: NAOV) (“NanoVibronix” or the “Company”), a medical technology company specializing in non-invasive therapeutic systems, today announced that it has entered into a definitive agreement with a single institutional investor for the purchase and sale of 291,204 shares of its common stock (or common stock equivalents), at an offering price of $7.01 per share of common stock (or per common stock equivalent) in a registered direct offering priced at-the-market under Nasdaq rules. The closing of the offering is expected to occur on or about September 17, 2025, subject to the satisfaction of customary closing conditions.

Palladium Capital Group, LLC is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $2.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general working capital purposes, including repayment of certain outstanding indebtedness and/or redemption of certain outstanding preferred stock.

The securities described above are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333- 273574) that was filed with the Securities and Exchange Commission (the “SEC”), on August 1, 2023, as amended on August 7, 2023, which was declared effective by the SEC on August 11, 2023. The offering of the securities is being made only by means of a base prospectus and prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus, when available, may also be obtained from Palladium Capital Group, LLC at 152 West 57th Street, 24th Floor, New York, NY 10019, by phone at 212-600-1487 or by email at jp@palladiumcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical technology company advancing both non-invasive and minimally invasive solutions across clinical and home care settings. Headquartered in Tyler, Texas, with research and development in Nesher, Israel, the Company focuses on two distinct technology platforms:

Acoustic-based therapeutic technologies, including PainShield® and UroShield®, which utilize proprietary low-intensity surface acoustic wave (SAW) technology. These devices are intended for use in home or care settings and are designed to treat pain, reduce bacterial colonization, and disrupt biofilms.

ENvue™ Navigation Platform, developed and operated by ENvue Medical, with offices in Arlington Heights, Illinois, and Tel Aviv, Israel, is a minimally invasive electromagnetic navigation system intended to assist clinicians in placing feeding tubes into the gastrointestinal tract. FDA 510(k) cleared for adult use, ENvue provides real-time bedside visualization of tube movement and supports informed decision-making during the placement procedure. Future platform expansion may include pediatric and vascular access applications.

NanoVibronix aims to advance standards in non-invasive therapy and minimally invasive navigation, with a commitment to patient safety, clinical usability, and technology innovation across a range of healthcare environments.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These forward-looking statements include, but are not limited to: statements regarding the completion of the offering, the satisfaction of closing conditions, the use of proceeds from the offering, and future expectations and plans and prospects for the Company. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of the Company’s existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of the Company’s products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) the Company’s limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for the Company’s products; (ix) the Company’s ability to successfully obtain and maintain intellectual property protection covering the Company’s products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) the Company’s reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet the Company’s future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) the Company’s conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Contact:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.